[WORLDWATER & SOLAR TECHNOLOGIES CORP.
                                  LETTERHEAD]







                                            May 12, 2008





Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:     WorldWater & Solar Technologies Corp.
        Preliminary Proxy Materials File No. 0-16936 and
        Annual Report on Form 10-KSB for the year ended December 31, 2006

Ladies and Gentlemen:

     WorldWater & Solar Technologies Corp. (the "Company") hereby acknowledges that:

     (i) the Company is responsible for the adequacy and accuracy of the disclosure in the above-captioned filings;

     (ii) staff comments or changes to disclosure in response to staff comments do not foreclose the Securities and Exchange Commission from taking any action with respect to the filings; and

     (iii) the Company may not assert staff comments as a defense in any proceeding initiated by the Securities and Exchange Commission or any person under the federal securities laws of the United States.

                                            Very truly yours

                                             /s/ Larry Crawford
                                            -----------------------------
                                            Larry Crawford
                                            Chief Financial Officer